EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph B. Leonard and Richard Magurno, and either of them (with full power in each to act alone), his true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

/s/ Joseph B. Leonard Joseph B. Leonard	Chief Executive Officer (principal executive officer) and Director	January 22, 2003

/s/ Robert L. Fornaro Robert L. Fornaro	President, Chief Operating Officer and Director	January 22, 2003

/s/ Stanley J. Gadek Stanley J. Gadek	Senior Vice President, Finance, Treasurer and Chief Financial Officer (Principal Accounting and Financial Officer)	January 22, 2003

/s/ J. Veronica Biggins J. Veronica Biggins	Director	January 22, 2003

/s/ Don L. Chapman Don L. Chapman	Director	January 22, 2003

/s/ Jere A. Drummond Jere A. Drummond	Director	January 22, 2003

/s/ Lewis H. Jordan Lewis H. Jordan	Director	January 22, 2003

/s/ Robert L. Priddy Robert L. Priddy	Director	January 22, 2003

/s/ William J. Usery, Jr. William J. Usery, Jr.	Director	January 22, 2003